Investment Company Act

Section 270.17g-1 Required Bonding

as of June 30, 2022

Fund	Trust/Fund Size	Bond Required

Virtus Artificial Intelligence & Technology Opportunities Fund (AIO)	781,063,045.80	1,000,000
Virtus Convertible & Income 2024 Target Term Fund (CBH)	239,290,718.00	600,000
Virtus Convertible & Income Fund (NCV)	685,657,416.87	900,000
Virtus Convertible & Income Fund II (NCZ)	543,877,718.05	900,000
Virtus Diversified Income & Convertible Fund (ACV)	324,135,959.12	750,000
Virtus Equity & Convertible Income Fund (NIE)	666,001,291.79	900,000
Virtus Dividend, Interest & Premium Strategy Fund (NFJ)	1,262,724,202.48	1,250,000
Virtus Alternative Solutions Trust	130,408,541.08	525,000
Virtus Asset Trust	8,822,263,586.82	2,500,000
Virtus Equity Trust	11,940,243,234.32	2,500,000
Virtus Event Opportunities Trust	485,701,132.31	750,000
Virtus Investment Trust	11,302,219,025.81	2,500,000
Virtus Opportunities Trust	14,073,686,781.88	2,500,000
Virtus Strategy Trust	3,768,453,898.86	2,300,000
Virtus Variable Insurance Trust	817,635,278.07	1,000,000
The Merger Fund ®	4,978,987,296.13	2,500,000
The Merger Fund ® VL	65,744,536.37	400,000
DNP Select Income Fund Inc. (DNP)	4,455,446,690.99	2,500,000
DTF Tax Free Income 2028 Term Fund Inc. (DTF)	157,236,269.68	600,000
Duff & Phelps Utility and Infrastructure Fund Inc. (DPG)	706,167,810.10	900,000
Virtus Global Multi-Sector Income Fund (VGI)	154,259,310.14	600,000
Virtus Total Return Fund Inc. (ZTR)	546,521,030.95	900,000
Virtus Stone Harbor Emerging Markets Income Fund (EDF)	73,503,416.00	400,000
Virtus Stone Harbor Emerging Markets Total Income Fund (EDI)	51,216,111.46	400,000
ETFis Series Trust I	1,151,953,967.00	1,250,000
Virtus ETF Trust II	192,240,881.42	600,000

TOTAL	68,376,639,151.50	31,925,000.00